Exhibit 10.14

OFFICE BUILDING LEASE

This Lease between MV Plaza, Inc. a California Corporation, (“Landlord”), and Cendant Corporation, a Delaware Corporation, (“Tenant”), is dated for reference purposes August 29, 2003.

1. LEASE OF PREMISES

In consideration of the rent (as defined at Section 5.3) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown by diagonal lines on the floor plan attached hereto as Exhibit “A”, and further described at Section 2.1. The Premises are located within the Building and Project described in Section 2.m. Tenant shall have the nonexclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees, to use of the Common Area (as defined at Section 2.e).

2. DEFINITIONS

As used in this Lease, the following terms shall have the following meanings:

a. Base Rent (initial):	$2,423,032.80 per year calculated at $2.15 per sq. ft. per month Full Service Gross inclusive of estimated Base Year Operating expenses of $0.65 per sq.ft. per month.

b. Base year. The first twelve (12) calendar months after the Commencement Date. Within ninety (90) days following the one year anniversary of the Commencement Date, Landlord will calculate, subject to Section 5, (1) the actual Project Operating Costs attributable to the first consecutive twelve (12) months following the Commencement Date (“First Lease Year”) and (2) whether Tenant’s Proportionate Share, on a monthly basis, of the First Lease Year Project Operating Costs are greater than or less than the Estimated Base Year Operating Costs of $.65 psf/month. If the calculation in clause (2) results in Tenant’s Proportionate Share of actual First Lease Year Project Operating Costs being greater than or less than $.65 psf/month, then the Base Rent of $2.15 psf/month shall be recomputed by increasing or decreasing said $2.15 by the corresponding increase or decrease in Tenant’s Proportionate Share of actual First Lease Year Project Operating Costs and such recomputed number will thereafter be deemed the Base Rent. Further, the Estimated Base Year Costs of $.65 psf/month will be similarly recomputed and such recomputed figure will thereafter be deemed the Project Operating Costs for the Base Year for purposes of calculating comparative year to year increases in Project Operating Costs during the Lease term.

c. Broker(s)

Landlord’s:	None

Tenant’s:	Coldwell Banker Commercial Towne Centre

d. Commencement Date: Upon dose of escrow or August 29, 2003, whichever is later.

e. Common Areas: The building lobbies, common corridors and hallways, restrooms, garage and parking areas, stairways, elevators and other generally understood public or common areas. Landlord shall have the right to regulate or restrict the use of the Common Areas. Any work, repairs, modifications, installations or replacements that Landlord may be permitted to perform to the Building or the Premises or the common areas or parking area pursuant to the Lease shall be upon reasonable advance notice to Tenant and Landlord shall use best efforts to expedite the completion of any such work in a manner intended to cause a minimum of inconvenience to Tenant and Tenant’s operations and any such work shall not interfere with Tenant’s use or enjoyment of the Premises or parking areas, reduce the square footage of the Premises, affect the configuration of the Premises, adversely affect Tenant’s floor plan or access to the Premises or the Building, reduce the number of parking spaces available to Tenant, adversely change the location or configuration of parking area curb cuts and roadways, adversely change the size, shape and extent of common areas, and, provided further, that any change by Landlord to the arrangement and/or location of entranceways or passageways and doorways, windows, elevators, stairs, toilets or other public parts of the Building shall not render access to the Premises or the Building less advantageous to Tenant than prior to the making of any said changes.

f. Expiration Date: The last day of the month in which the 10 year anniversary of the Commencement Date occurs, unless otherwise sooner terminated in accordance with the provisions of this Lease.

g. Landlord’s Mailing Address: 7 Corporate Plaza, Newport Beach, CA 92660

Tenant’s Mailing Address:	c/o Cendant Corporation, 1 Campus Drive, Parsippany, NJ 07054
Attn: Legal with copy to the same address as above to
Attn: Vice President Corporate Real Estate

h. Monthly Installments of Base Rent (initial): $201,919.40 per month.

Rent Payments. Rent payments are due on the first of each month, made payable to MV Plaza, Inc. Please remit to: MV Plaza, Inc., 7 Corporate Plaza, Newport Beach, CA 92660.

LESSOR DOES NOT INVOICE ON A MONTHLY BASIS.

i. Security Deposit (Article 7): $-0-

j. Upon execution hereof Lessee shall pay Lessor: $-0-.

k. Parking: Tenant shall be permitted, ~~upon payment of the then prevailing monthly rate (as sot by Landlord from time to time)~~ free and in common for the term to park 4:1,000 in common cars on a nonexclusive basis in the area(s) designated by Landlord for parking. Tenant shall abide by any and all parking regulations and rules, (but at no charge imposed therefore and no decrease in number of spaces and no relocation of Spaces) established from time to time by Landlord or Landlord’s parking operator. Landlord reserves the right to separately charge Tenant’s guests and visitors for parking. NO OVERNIGHT PARKING SHALL BE ALLOWED; AT LESSOR’S DISCRETION, VIOLATORS MAY BE TOWED AT VEHICLE OWNER’S EXPENSE. Tenant JS entitled to reserved spaces at the back of the North building numbers 1-15 and spaces at the back of the South building 16,17,18,19, 20, 21 and 22. Landlord may elect, from time to time, to allocate reserved parking spaces in the underground garage to other tenants in the building to which the garage is an amenity provided Tenant will also be allocated its proportionate share on a square footage basis that the Premises bears to the Property and, provided further, that any such allocation by Landlord shall not serve to decrease the Tenant’s parking ratio below 4:1000.

l. Premises: That portion of the North Building containing approximately 72,509 square feet of Rentable Area, shown by diagonal lines on Exhibits “A”, “A-1”, “A-2” and “A-3” located on the 1st, 2nd, 3rd floors and Basement of the Building ~~and known as Suite~~ and that portion of the South Building containing approximately 21,407 square feet of Rentable Area, shown by diagonal lines on Exhibits “B”, and “B-1” located on the 3rd floor and Basement of the Building. ~~Final square footage to be verified per DOMA standard by Architect at Landlord’s cost prior to the Commencement Date, and if a dicoropaney is found, the rent shall be adjusted accordingly.~~

m. Project: The building of which the Premises are a part (the “Building”) and any other buildings or improvements on the real property (the “Property”) located at 27261 and 27271 Las Ramblas, Mission Viejo, CA and further described on Exhibit “A”.

n. Rentable Area: As to both the Premises and the Project, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants of the Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Project. In no event will Rentable area of Premises increase unless Tenant actually takes more space.

o. state: The State of California.

p. Tenant’s Proportionate Share: 71.62%. Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project, as reasonably determined by Landlord from time to time. The Project consists of two (2) buildings containing a total Rentable Area of 131,123 square feet. In no event shall Tenant’s Proportionate Share be increased unless Tenant actually occupies more space in the Premises per an amendment to this Lease. Note: Tenant is 100% responsible for any expenses specifically attributed to the space that they occupy, i.e. electricity for their space, upgraded janitorial, if they request, etc.

q. Tenant’s Use clause (Article 8): General office and any other I awful use as approved by the Landlord (such approval not to be unreasonably withheld or delayed).

r. Term: The period commencing on the Commencement Date and expiring at midnight on the Expiration Date.

3. EXHIBITS AND ADDENDA

See Addenda: A, B, C, and Exhibits A, A-1, A-2, A-3, B, B-1 and C attached hereto and made a part hereof by reference.

4. DELIVERY OF POSSESSION

~~If for any reason Landlord does not deliver possession of the Premises to Tenant on the Commencement Date, Landlord shall not be subjected to any liability for such failure, the Expiration Date shall not charge and the validity of this Lease shall not be impaired, but Rent shall be abated until delivery of possession. If Landlord permits Tenant to enter into possession of the Premises before the Commencement Date, such possession shall be the provision of this Lease, including, without limitation, the payment of Rent.~~

5. RENT

5.1. Payment of Base Rent. Tenant agrees to pay the Base Rent for the Premises. Monthly Installments of Base Rent shall be payable in advance on the first day of each calendar month of the Term. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Base Rent for the partial month shall be prorated on a per diem basis. Tenant shall pay Landlord the first Monthly Installment of Base Rent when Tenant executes the Lease.

5.2. Project Operating Costs

a. In order that the Rent payable during the Term reflect any increase in Project Operating Costs, Tenant agrees to pay to Landlord as Rent, Tenant’s Proportionate Share of all increases in costs, expenses and obligations attributable to the Project and its operation, all as provided below.

b. If, during any calendar year during the Term, Project Operating Costs exceed the Project Operating Costs for the Base Year, Tenant shall pay to Landlord, in addition to the Base Rent and all other payments due under this Lease, an amount equal to Tenant’s Proportionate Share of such excess Project Operating Costs in accordance with the provisions of this Section 5.2b.

(1) The term “Project Operating Costs” shall include all those items described in the following subparagraphs (a) and (b).

(a) All taxes, assessments, water and sewer charges and other similar governmental charges levied on or attributable to the Building or Project or their operation, including without limitation, (i) real property taxes or assessments levied or assessed against the Building or Project, (ii) assessments or charges levied or assessed against the Building or Project by any redevelopment agency, (iii) any tax measured by gross rentals received from the leasing of the Premises, Building or Project, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or Federal government or their agencies, branches or departments and also excluding: increases in assessed value of the Building or land due to a sale of all or any portion except for the 2003 sale from Cendant to MV Plaza, Inc; the creation of a net lease; any mortgaging or refinancing of the Building or the land (except for a foreclosure by the mortgage holder); improvements for occupants of the Building or the land other than Cendant and its subsidiaries; land held for future development; increases in rentable area of the Building; additions to the land; and capital improvements to the Building or the land unless specifically requested by Tenant, shall also be excluded from real estate taxes. Real estate taxes shall also not include any penalties or late fees or interest. Any increases in real estate taxes caused by the Work or the sale or transfer of the Building shall be excluded from the definition of real estate taxes except as stated in this paragraph. If, by virtue of any application or proceeding brought by or on behalf of Landlord, there shall be reduction of the assessed valuation of the land and/or Building for any fiscal year which affects the real estate taxes, or part thereof, for which Additional Rent has been paid by Tenant, such additional rent payment shall be recomputed on the basis of any such reduction and Landlord will refund Tenant any sums paid by Tenant in excess of the recomputed amounts. Such refund will be made within thirty (30) days after receipt by Landlord of the tax refund. This provision shall survive Lease expiration or termination; provided that if at any time during the Term any governmental entity levies, assesses or imposes on Landlord any (1) general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rent, or (3) any transfer, transaction, or similar tax, assessment, levy or charge based directly ~~or indirectly~~ upon the transaction represented by this Lease or such other leases, or (4) any occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or Project, then any such taxes, assessments, levies and charges shall be deemed to be included in the term Project Operating Costs. If at any time during the Term, including the base year, the assessed valuation of, or taxes on, the Project are not based on a completed Project having at least ninety-five percent (95%) of the Rentable Area occupied, then the “taxes” component of Project Operating Costs shall be adjusted by Landlord to reasonably approximate the taxes which would have been payable if the Project were completed and at least ninety-five percent (95%) occupied.

(b) Reasonable and actual Operating costs incurred by Landlord in maintaining and operating the Building and Project, including without limitation the following: costs of (1) utilities; (2) supplies; (3) insurance (including public liability, property damage, earthquake, and fire and extended coverage insurance for the full replacement cost of the Building and Project as required by Landlord or its lenders for the Project); (4) services of independent contractors; (5) compensation (including employment taxes and fringe benefits) of all persons who perform duties connected with the operation, maintenance, repair or overhaul of the Building or Project, and equipment, improvements and facilities located within the Project, including without limitation engineers, janitors, painters, floor waxers, window washers, security and parking personnel and gardeners (but excluding persons performing services not uniformly available to or performed for substantially all Building or Project tenants); (6) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building or Project as required by the U.S. Postal Service (including, without limitation, an amount equal to the fair market rental value of the mail room premises); (7) management of the Building or Project, whether managed by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any on-site manager’s office); (8) rental expenses for (or a reasonable depreciation allowance on) personal property used in the maintenance, operation or repair of the Building or Project; (9) any other costs or expenses incurred by Landlord under this Lease and not otherwise reimbursed by tenants of the Project. If at any time during the Term(including the Base Year), less than ninety-five percent (95%) of the Rentable Area of the Project is occupied, the “operating costs” component of Project Operating Costs shall be adjusted by Landlord to reasonably approximate the operating costs which would have been incurred if the Project had been at least ninety-five percent (95%) occupied. Any expenditures required to be capitalized for federal income tax purposes shall be excluded from Building and Project Operating Costs unless (1) said expenditures are for the purpose of reducing Operating Costs. (2) said expenditures are required under any laws other than those in effect as of the Commencement Date, in either of which events the cost thereof shall be included and amortized on a straight line basis over the useful life as determined by standard accounting practices for comparable office buildings in Orange County, California, and the annualized installment as hereinabove determined together with interest equal to the Prime Rate plus one percent (1%) per annum, payable from the date of installation through the date of repayment of said installment, shall be included as a Project Operating Cost. For example, if a governmental law (other than a law in effect as of the Commencement Date) causes Landlord to incur a capital expenditure of Five Hundred Thousand and 00/100 ($500,000.00) Dollars during the fourth (4th) Lease Year of the Term, for a capital improvement having a useful life of ten (10) years and if the prime rate is nine percent (9%) and, thus, the interest rate in this example would be ten percent (10%) per annum, then, for each of the remaining years of the Term of this Lease, the sum of Eighty-One Thousand Three Hundred Seventy-Two and 70/100 ($81,372.70) Dollars (which includes interest at ten percent (10%) per annum) shall be included as a Project Operating Cost for each of the remaining years of the Term. If the Lease is renewed, such sum would continue to be included as a Project Operating Cost during each year of the renewal term until such sum is fully amortized. In this example, an amortization period of ten (10) years was used due to the fact that the useful life of the improvement was ten (10) years; Operating Expenses shall also specifically exclude or have deducted from them the following items: (i) the cost of (a) any items for which Landlord is reimbursed by insurance, condemnation or otherwise, and (b) repairs or maintenance which are covered by warranties, guaranties or service contracts; (ii) financing or refinancing costs, interest on debt or amortization payments on any mortgage, rental or other charges under any ground or underlying lease, any bad debt loss, rent loss or reserves for bad debts or rent loss; (iii) advertising and promotional expenditures and brokerage commissions for leases, sales or mortgages or other like expenses (including, without limitation, architectural, space planning or engineering services) incurred in leasing or procuring tenants; (iv) legal and auditing fees, other than reasonable legal and auditing fees necessarily incurred in connection with the normal maintenance and operation of the Building (but excluding fees for sales, (re)financings, new leases, renewals and, disputes with tenants) or in connection with the preparation of statements required pursuant to escalation provisions of this Lease; (v) managing agents’ fees in excess of the prevailing rates in the county in which the Building is located for Building management for Buildings of like class and character; (vi) the wages of any employee who does not devote substantially all of his or her time to the Building except that an employee can have the portion of their time that is spent on the property included as part of Operating Expenses; (vii) fines, penalties and interest; (viii) costs for (a) any repairs, alterations, additions, charges, replacements and other items which are made in order to prepare for occupancy by a tenant, or (b) any work or service performed for any tenant (including Tenant) at such tenant’s expense, or (c) performing any work or furnishing services, including electric current, to or for any tenant, which is materially in excess of the work or services provided generally to tenants of the Building without additional charge; (ix) executive salaries above the grade of Building manager including, without limitation, executive managers, accountants, bookkeepers, receptionists, clerks, marketing representatives, administrative assistants, secretaries and brokers and Landlord’s home office overhead; (x) costs of (a) any works of art, or (b) additions to the Building subsequent to the date of original construction, or (c) correcting defects in or inadequacy of design or construction of the Building, or (d) initial painting or decorating of any part of the Building; (xi) the costs of any repairs, alterations, additions, changes, replacements and other items which are (a) capital expenditures or capital improvements, except that the cost of these improvements can be amortized over their useful life and that portion included in Operating Expenses if said improvement directly benefits Tenant; (xii) depreciation of the Building or amortization of the Building in the event the Building is ground leased; (xiii) fees and expenses paid to affiliates of Landlord or any entity controlled by a person related to Landlord in excess of commercially reasonable and customary amounts; (xiv) dues to professional and lobbying organizations; (xv) expenses (e.g., costs of any judgment, settlement or arbitration award) relating to or resulting from the negligence or willful misconduct of Landlord, its agents or employees; (xvi) costs associated with the operation of the business of the partnership, corporation or owning entity and the cost of defending any lawsuits with any mortgagee (except as, and to the extent, the actions of Tenant may be an issue); (xvii) any funds or money given to other tenants in connection with the leasing of space in the Building; (xviii) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation, except to the extent that the cost thereof is less than the “deductible” in force under Landlord’s insurance policy to the extent such, deductible is not in excess of that generally in force in other office Buildings similar to the Building and located in the county in which the Building is situated; (xix) any profits received by Landlord on account of computations where the aggregate of the proportionate shares for all tenants in the Building equals a number greater than 100; (xx) costs for services, which costs are materially in excess of costs for services provided for tenants in office Building similar to the Building and located in the county in which the Building is situated; (xxi) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (xxii) the cost of installing, operating, maintaining, and insuring any specialty facility, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, cafeteria or dining facility; (xxiii) expenses allocable to any retail space of the Building; (xxiv) additional rent or other charge under any lease (including any superior or ground lease) or sublease to, or assumed directly or indirectly by, Landlord; (xxv) transfer of taxes, gains taxes and similar costs incurred by Landlord; (xxvi) cost of electricity consumed in any area of the Building rented or available for rent to the extent such costs would not have been included had such space been occupied by another tenant (xxvii) costs that would duplicate costs theretofore included in Operating Expenses; (xxviii) arbitration expenses unrelated to the maintenance, operating and security of the Building and any other arbitration expenses incurred in connection with leases of space in the Building or with default or eviction proceedings against tenants or relating in any other way to tenant disputes; (xxvix) unless caused solely by Tenant after the Commencement Date, costs relating to, or in connection with, the removal containment, encapsulation, disposal, repair, monitoring, testing, venting, clean-up, remediation, or compliance with laws pertaining to (i) asbestos; or (ii) any hazardous, toxic or regulated substance or gas; (xxx) any extraordinary item of Operating Expense arising or incurred during the Lease term; (xxxi) any funds or money given to charities. Before computing Tenant’s proportionate share of Operating Expense Increases Landlord shall be required to deduct any and all revenue derived from the operation of all common areas (i.e., parking fees, license fees).

(c) Landlord and Tenant are aware that certain capital improvements are possibly needing to be completed as of the Commencement Date. These items shall be completed as necessary and the actual cost amortized as more particularly described in Exhibit “C”.

(2) Tenant’s Proportionate Share of Project Operating Costs shall be payable by Tenant to Landlord as follows:

(a) Beginning with the calendar year following the Base Year (first year of the Term) and for each calendar year thereafter (“Comparison Year”), Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the Project Operating Costs incurred by Landlord in the Comparison Year which exceeds the total amount of Project Operating Costs payable by Landlord for the Base Year. This excess is referred to as the “Excess Expenses”.

(b) To provide for current payments of Excess Expenses, Tenant shall, at Landlord’s request, pay as additional rent during each Comparison Year, an amount equal to Tenant’s Proportionate Share of the Excess Expenses payable during such Comparison Year, as reasonably estimated by Landlord from time to time. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Excess Expenses. It is the intention hereunder to estimate from time to time the amount of the Excess Expenses for each Comparison Year and Tenant’s Proportionate Share thereof, and then to make an adjustment in the following year based on the actual Excess Expenses incurred for that Comparison Year.

(c) On or before April 1 of each Comparison Year after the first Comparison Year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement setting forth Tenant’s Proportionate Share of the Excess Expenses for the preceding Comparison Year (which statement shall be accompanied by supporting documentation). If Tenant’s Proportionate Share of the actual Excess Expenses for the previous Comparison Year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within ~~ten (10)~~ thirty (30) days of the receipt of the statement. If such total exceeds Tenant’s Proportionate Share of the actual Excess Expenses for such Comparison Year, then Landlord shall credit against Tenant’s next ensuing monthly installment(s) of additional rent an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall promptly pay Tenant the amount of the credit. The obligations of Tenant and Landlord to make payments required under this Section 5.2 shall survive the Expiration Date.

(d) Tenant’s Proportionate Share of Excess Expenses in any Comparison Year having less than 365 days shall be appropriately prorated.

(e) If any dispute arises as to the amount of any additional rent due hereunder, Tenant shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office and, if after such inspection Tenant still disputes the amount of additional rent owed, a certification as to the proper amount shall be made by Landlord’s certified public accountant, which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord’s original statement overstated Project Operating Costs by more than ~~five percent (5%)~~ three percent (3%) in which case Landlord shall reimburse Tenant for the cost of the audit and certification. If the dispute reveals an overpayment by Tenant, Landlord shall promptly pay Tenant the amount of the overpayment together with interest at Prime Rate from date paid by Tenant.

5.3. Definition of Rent. All costs and expenses which Tenant assumes or agrees to pay Landlord under this Lease shall be deemed additional rent (which, together with the Base Rent is sometimes referred to as the “Rent”). The Rent shall be paid to the Building manager (or other person) and at such place, as Landlord may from time to time designate in writing, without any prior demand therefor and without deduction or offset, except as provided by this Lease, in lawful money of the United States of America.

5.4 Rent Control. If the amount of Rent or any other payment due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions. Upon termination of the restrictions, Landlord shall, to the extent it is legally permitted, recover from Tenant the difference between the amounts received during the period of the restrictions and the amounts Landlord would have received had there been no restrictions.

5.5 Taxes Payable by Tenant. Subject to the exclusions in section 5.2 of this lease, in addition to the Rent and any other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building Standard Work made by Landlord, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it becomes unlawful for Tenant to reimburse Landlord for any costs as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

6. INTEREST AND LATE CHARGES

If Tenant fails to pay when due any Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at the maximum rate then allowed by law. Tenant acknowledges that the late payment of any Monthly Installment of Base Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such installment is not received by Landlord within ten (10) days from the date it is due, Tenant shall pay Landlord a late charge equal to ~~ten percent (10%)~~ five percent (5%) of such installment. Landlord will commence imposition of the Late Charge if Tenant has failed to timely pay Rent on two (2) occasions during the term of the Lease, even if the two (2) occasions were not consecutive months. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.

7. SECURITY DEPOSIT

~~Tenant agrees to deposit with Landlord the Security Deposit set forth at Article 2.i upon execution of this Lease, as security for Tenant’s faithful performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such Deposit. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord. If Tenant fails to pay any Rent or other amount when due and payable under this Lease, or fails to perform any of the terms hereof, Landlord may appropriate and apply or use all or any portion of the Security Deposit for rent payments or any other amount then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach, and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach and Landlord may so apply or use this deposit without prejudice to any other remedy Landlord may have by reason of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall , within ten (10) days after written demand therefor, restore the Security Deposit to the full amount originally deposited; Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for at Article 27 hereof. Within fifteen(15) days after the Term (or any extension thereof ) has expired or Tenant has vacated the Promises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, landlord shall return the Security Deposit to Tenant, or , if Tenant has assigned its interest under this Lease, to the last assignee of Tenant. If Landlord sells its interest in the Premises, Landlord may deliver this deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the security Deposit. Note: Security Deposit shall not be applied toward the last month’s rent.~~

8. TENANT’S USE OF THE PREMISES

Tenant shall use the Premises solely for the purposes set forth in Tenant’s Use Clause. Tenant shall not use or occupy the Premises in violation of law or any covenant, condition, or restriction affecting the Building or Project or the certificate of occupancy issued for the Building or Project, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or unreasonably annoy them, or use or allow the Premises to be used for any improper, immoral, or unlawful ~~or objectionable~~ purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed” any waste in or upon the Premises.

9. SERVICES AND UTILITIES

Provided that Tenant is not in material monetary default hereunder, Landlord agrees to furnish to the Premises during generally recognized business days, and during hours determined by Landlord 7:00 a.m. to 6:00 p.m. Monday through Friday in its sole discretion, and subject to the Rules and Regulations of the Building or Project, electricity for ~~normal desk top office equipment and normal copying equipment~~ equipment consistent With Tenant’s current use of the Premises, and heating, ventilation and air conditioning (“HVAC”) as required in Landlord’s judgment for the comfortable use and occupancy of the Premises. Landlord shall maintain adequate HVAC in Premises at or around 74 degrees Fahrenheit in summer and at around 68 degrees Fahrenheit in winter for standard Office use. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant and Tenant shall pay Landlord’s charges therefor ~~on demand~~ following rendition of an invoice, but not to exceed $50.00 per hour per floor in the multi-tenant (South) building. In the single tenant (North) building, any after hours electricity and HVAC cost incurred as a result of Tenant’s after hours use shall be billed at Landlord’s actual cost to the Tenant in the form of excess operating expenses for that building. Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by the HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

If Landlord shall fail adequately to provide any service (including, without limitation, heat, ventilation, cooling, electric running water and supplies in washrooms, access to and egress from the Premises, and heat, lighting and janitorial service to the Premises and common areas), make any repair or otherwise breach any of its obligations under this Lease, then, without waiving any rights or remedies available to Tenant at law or equity, Tenant may upon ten (10) days’ notice to Landlord remediate such remedy or breach, including without limitation, paying outstanding real estate taxes and utilities on the Building, and deduct the reasonable and necessary costs thereof from rent and additional rent payable by Tenant hereunder.

Tenant shall not, without the written consent of Landlord, not to be unreasonably withheld, use any apparatus or device in the Premises, including without limitation, electronic data processing machines, punch card machines or machines using in excess of 120 volts, which consumes more electricity than is usually furnished or supplied for the use of premises as general office space, as reasonably determined by Landlord. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises. Tenant shall not consume water or electric current in excess of that usually furnished or supplied for the use of premises as general office space (as reasonably determined by Landlord), without first procuring the written consent of Landlord, which Landlord may refuse, and in the event of consent, Landlord may have installed a water meter or electrical current meter in the Premises to measure the amount of water or electrical current consumed. The cost of any such meter and of its installation, maintenance and repair shall be paid for by the Tenant and Tenant agrees to pay to Landlord promptly upon demand for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility plus any additional actual expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed, the excess cost for such water and electric current shall be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant’s expense.

Nothing contained in this Article shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises. In the event utilities are separately metered, Tenant shall pay promptly upon demand for all utilities consumed at utility rates charged by the local public utility plus any additional actual expense incurred by Landlord in keeping account of the utilities so consumed. Tenant shall be responsible for the maintenance and repair of any such meters at its sole cost.

Landlord shall furnish elevator service, lighting replacement for building standard lights, restroom supplies, window washing and janitor services in a manner that such services are customarily furnished to comparable office buildings in the area. Janitorial services shall be contracted for pursuant to specifications acceptable to Tenant.

10. CONDITION OF THE PREMISES

Tenant’s taking possession of the Premises shall be deemed conclusive evidence that as of the date of taking possession the Premises are in good order and satisfactory condition, except for such matters as to which Tenant gave Landlord notice on or before the Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation, express or implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its Broker or Sales Agent, other than as may be contained herein or in a separate exhibit or addendum signed by Landlord and Tenant.

11. CONSTRUCTION, REPAIRS AND MAINTENANCE

a. Landlord’s Obligations. Landlord shall maintain in good order, condition and repair the Building and all other portions of the Premises not the obligation of Tenant or of any other tenant in the Building.

b. Tenant’s Obligations

(1) Tenant at Tenant’s sole expense shall, except for services furnished by Landlord pursuant to Article 9 hereof, maintain the Premises in ~~good~~ such order, condition and repair as existing on Commencement date , including the interior surfaces of the ceilings, walls and floors, all doors, all interior windows, all plumbing exclusively Serving the Premises, pipes and fixtures exclusively serving the Premises, electrical wiring exclusively serving the Premises, switches and fixtures, Building Standard furnishings and special items and equipment installed by or at the expense of Tenant.

(2) Tenant shall be responsible for all repairs and alterations in and to the Premises, ~~Building and Project~~ and the ~~facilities~~ systems thereof exclusively serving the Premises, the need for which arises out of (i) Tenant’s use or occupancy of the Premises, (ii) the installation, removal, use or operation of Tenant’s Property (as defined in Article 13) in the Premises, (iii) the moving of Tenant’s Property into or out of the Building, or (iv) Subject to Section 23, the act, ~~omission, misuse~~ or negligence of Tenant, its agents, contractors, employees or invitees.

c. Compliance with Law. Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to their respective maintenance obligations as set forth herein.

d. Waiver by Tenant. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Tenant the right to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

e. Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry. ~~, as determined by Landlord or Landlord’s structural engineer.~~ The cost of any such determination made by Landlord’s structural engineer at Tenant’s request shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which cause noise or vibration to such a degree as to be reasonably objectionable to Landlord or other Building tenants.

f. Except as otherwise expressly provided in this. Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or the premises. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises.

g. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises.

12. ALTERATIONS AND ADDITIONS

a. Tenant may shall not make any additions, alterations or improvements costing in excess of $20,000.00 per individual alteration to the Premises without obtaining the prior written consent of Landlord not to be unreasonably withheld. Landlord’s consent may be conditioned on Tenant’s removing any such additions, alterations or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. All work with respect to any addition, alteration or improvement shall be done in a good and workmanlike manner by properly qualified and licensed personnel reasonably approved by Landlord, and such work shall be diligently prosecuted to completion. Landlord may, at Landlord’s option, require that any such work be performed by Landlord’s contractor, in which case the cost of such work shall be paid for before commencement of the work. Landlord preapproves Tenant performing the fit-out work to the North building space as depicted on the space plan attached as Exhibit D and Tenant shall not be obligated at the end of the term to restore the Premises to their original condition prior to the completion of such work.

b. Tenant shall pay the costs of any work done on the Premises pursuant to Section 12a, and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

Tenant shall keep Tenant’s leasehold interest, and any additions or improvements which are or become the property of Landlord under this Lease, free and clear of all attachment or judgment liens. Before the actual commencement of any work for which a claim or lien may by filed. Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of non-responsibility or any other notices which Landlord deems necessary for the proper protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

~~c. Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond in an amount equal to a least one and one half (1 1/2 ) times the total estimated cost of any additions, alterations or improvements to be made in or to the Premises, to protect Landlord against any liability for mechanic’s and materialmen’s liens and to insure timely completion of the work. Nothing contained in this Section 12c shall relieve Tenant of its obligation under Section 12b to keep the Premises, Building and Project free of all liens.~~

d. Unless their removal is required by Landlord as provided in Section 12a, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which can be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 13b.

13. LEASEHOLD IMPROVEMENTS; TENANT’S PROPERTY

a. All fixtures, equipment, improvements and appurtenances permanently attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 13b.

b. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.

14. RULES AND REGULATIONS

Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Addendum B and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make, provided the Landlord will impose no parking charge and, provided further, Landlord enforces all such rules and regulations in a non-discriminatory manner among all tenants of the Building. Irrespective of any provision to the contrary, Landlord may not enact any future rule or regulation which adversely affects Tenant, increase Tenant’s obligations or decreases Tenant’s rights. Landlord shall enforce the rules and regulations in a substantially identical manner among all tenants in the Building and Project. Landlord shall not be responsible for any violation of said rules and regulations by other tenants or occupants of the Building or Project.

15. CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person or business, (b) causing an actual or constructive eviction from the Premises, or (c) disturbing Tenant’s use or possession of the Premises:

a. To name the Building and Project and to change the name or street address of the Building or Project, provided, however, as long as Tenant or an affiliate occupies at least fifty percent (50%) of the entire project, Landlord shall not name Building after another tenant;

b. To install and maintain all signs on the exterior and interior of the Building and Project;

c. To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes;

d. At any time during the Term, and on reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, or to others having an interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof; and

e. To enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises of the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authority. Landlord agrees to use its best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.

16. ASSIGNMENT AND SUBLETTING

No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Article 16.

a. Tenant may assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant without Landlord’s consent, provided however, that Landlord shall have the right to approve the use of such subtenant. If such proposed use is consistent with the permitted use Landlord’s approval shall not be withheld. Any of the foregoing acts without such consent shall be void.

b. If at any time or from time to time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord setting forth its desire to Sublease and the permitted use of such subtenant. Landlord shall notify Tenant within five (5) days after Tenant’s notice is given whether Landlord approves the proposed use (if other than the permitted use per this lease), (failure of Landlord to respond in such time period shall be deemed approval of the request), Tenant may sublet such space to such proposed assignee or subtenant on the following further conditions:

~~(1) Landlord shall have the right to approve such proposed assignee or subtenant on the basis of their use, which approval shall not be unreasonably withheld;~~

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(2) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord;

(3) No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained; and

(4) Fifty percent (50%) of any ~~Any~~ sums or other economic consideration received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate, (i) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any real estate brokerage commissions or fees payable by Tenant in connection with such assignment or subletting plus any economic concessions (e.g., free rent, tenant improvement allowance given to subtenant, shall be paid to Landlord as additional rent under this Lease without affecting or reducing any other obligations of Tenant hereunder.

c. Notwithstanding the provisions of paragraphs a and b above, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent with respect to use to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that (i) the assignee or sublessee assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease, and (iii) the use of the Premises under Article 8 remains unchanged.

d. No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. ~~Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease~~.

e. If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting or if Tenant requests the consent of Landlord for any act that Tenant proposes to do then Tenant shall, upon demand, pay Landlord an administrative fee of One Hundred Fifty and No/100ths Dollars ($150.00) plus any attorneys’ fees reasonably incurred by Landlord in connection with such act or request.

17. HOLDING OVER

If after expiration of the Term, Tenant remains in possession of the Premises with Landlord’s permission (express or implied), Tenant shall become a tenant from month to month only, upon all the provisions of this Lease (except as to term and Base Rent), but the “Monthly Installments of Base Rent” payable by Tenant shall be increased to one hundred fifty percent (150%) of the Monthly Installments of Base Rent payable by Tenant at the expiration of the Term. Such monthly rent shall be payable in advance on or before the first day of each month. If either party desires to terminate such month to month tenancy, it shall give the other party not less than thirty (30) days advance written notice of the date of termination.

18. SURRENDER OF PREMISES

a. Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date, in broom-clean condition and in as good condition as when Tenant took possession, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, ~~and~~ (iii) loss by condemnation; (iv) damage caused by Landlord; and (v) damage required to be repaired by Landlord. Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal. Tenant shall not be required to remove any wiring or cabling and shall not be required to re-paint, re-carpet, or “patch to match”.

b. If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date Tenant shall surrender all keys to the Premises.

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19. DESTRUCTION OR DAMAGE

a. If the Premises or the portion of the Building necessary for Tenant’s occupancy is damaged by fire, earthquake, act of God, the elements or other casualty, Landlord shall, subject to the provisions of this Article, promptly repair the damage, if such repairs can, in Landlord’s opinion, be completed within ninety (90) days. If Landlord determines that repairs can be completed within ninety (90) days, this Lease shall remain in full force and effect, except that if such damage is not the result of the willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, the Base Rent and additional rent shall be abated to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 19d.

b. If in Landlord’s opinion, such repairs to the Premises or portion of the Building necessary for Tenant’s occupancy cannot be completed within ninety (90) days, Landlord may elect upon notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent and additional rent shall be partially abated as provided in Section 19a. If Landlord does not so elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty, and Tenant shall have up to thirty (30) days to vacate the Premises. Should Landlord elect to repair the Premises, but it is reasonably estimated that said repairs cannot be completed within 180 days, tenant may elect to terminate this lease.

c. If any other portion of the Building or Project is totally destroyed or damaged to the extent that in Landlord’s opinion repair thereof cannot be completed within ninety (90) days, Landlord may elect upon notice to Tenant given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent and additional rent shall be partially abated as provided in Section 19a. If Landlord does not elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty, and Tenant shall have up to thirty (30) days to vacate the Premises. Should Landlord elect to repair the Premises, but it is reasonably estimated that said repairs cannot be completed within 180 days, Tenant may elect to terminate this lease.

d. If the Premises are to be repaired under this Article, Landlord shall repair at its cost any injury or damage to the Building and Building Standard Work in the Premises to the condition existing immediately prior to such casualty. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property. Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

e. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, Building or Project by fire or other casualty, and any present or future law which purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement, shall have no application.

20. EMINENT DOMAIN

a. If the whole of the Building or Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.

b. In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any award, judgment or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s personal property.

c. In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking, but only

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to the extent of Building Standard Work. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property.

21. INDEMNIFICATION

a. Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, to the extent arising out of: (1) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or (3) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall at Tenant’s expense, and by counsel satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim and shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding. As a material part of the consideration for Landlord’s execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in the Premises from any cause, unless arising from Landlord’s acts, negligence, default, etc.

b. Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers in the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project.

22. TENANT’S INSURANCE

a. All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies reasonably acceptable to Landlord and Landlord’s lender and qualified to do business in the State. Each policy shall name Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy shall contain (i) a cross-liability endorsement, (ii) a provision that such policy and the coverage evidenced thereby, shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. ~~A copy of each paid up policy (authenticated by the insurer) or certificate~~ A Copy of the certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefor. Landlord may, ~~at any time and~~ from time to time, inspect and/or copy any insurance policies required to be maintained by Tenant hereunder. No such policy shall be cancelable except after twenty (20) days written notice to Landlord and Landlord’s lender. Tenant shall furnish Landlord with Certificates, renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) on five (5) days’ notice, procure said insurance on Tenant’s behalf and charge the Tenant the premiums ~~together with a twenty-five percent (25%) handling charge, payable upon demand~~. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

Landlord shall maintain commercial general liability (including contractual liability coverage applicable to indemnification provisions of this Lease) covering claims for personal and bodily injury and property damage in an amount not less than $3,000,000 per occurrence combined single limit and a general aggregate limit of not less than $5,000,000. Landlord shall also maintain casualty insurance on the Building and Premises in an amount of 100% of the replacement cost thereof.

b. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect policies of casualty insurance covering (i) all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 12 hereof), and (ii) trade fixtures, merchandise and other personal property from time to time in, on or about the Premises, in an amount not less than ~~one hundred percent (100%)~~ eighty percent (80%) of their actual replacement

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cost from time to time, providing protection against any peril included with the classification “Fire and Extended Coverage” together with insurance against sprinkler damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.

c. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect workers’ compensation insurance as required by law and comprehensive public liability and property damage insurance with respect to the construction of improvements on the Premises, the use, operation or condition of the Premises and the operations of Tenant in, on or about the Premises, providing personal injury and broad form property damage coverage for not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury, death and property damage liability.

d. Not less than every three (3) years during the Term, Landlord and Tenant shall mutually agree to increases, if any, in all of Tenant’s insurance policy limits for all insurance to be carried by Tenant as set forth in this Article. In the event Landlord and Tenant cannot mutually agree upon the amounts of said increases, then Tenant agrees that all insurance policy limits as set forth in this Article shall be adjusted for increases in the cost of living.

23. WAIVER OF SUBROGATION

Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force, or be required by this Lease to have in force, at the time of the loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

24. SUBORDINATION AND ATTORNMENT

Upon written request of Landlord, or any first mortgagee or first deed of trust beneficiary of Landlord, or ground lessor of Landlord, Tenant shall, in writing, subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust, or to the interest of any lease in which Landlord is lessee, and to all advances made or hereafter to be made thereunder. However, before signing any subordination agreement, Tenant shall have the right to obtain from any lender or lessor or Landlord requesting such subordination, an agreement in writing providing that, as long as Tenant is not in default hereunder before expiration of all grace periods, this Lease shall remain in effect for the full Term. The holder of any security interest may, upon written notice to Tenant, elect to have this Lease prior to its security interest regardless of the time of the granting or recording of such security interest.

In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of the lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease, provided such party acquires and accepts the Premises subject to this Lease.

25. TENANT ESTOPPEL CERTIFICATES

Within ~~ten (10)~~ twenty (20) days after written request from Landlord, Tenant shall execute and deliver to Landlord or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease and shall also be conclusive upon Tenant that: (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counter-claim or deduction against Rent; and (3) not more than one month’s Rent has been paid in advance.

26. TRANSFER OF LANDLORD’S INTEREST

In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or Lease occurring after the consummation of such sale or transfer, providing the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any security deposit or prepaid Rent has been paid by Tenant,

Landlord may transfer the security deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

27. DEFAULT

27.1. Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

a. If Tenant abandons or vacates the Premises accompanied by non-payment of Rent; or

b. If Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for five (5) days after such payment is due and payable; or

c. If Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant unless such failure is not susceptible of cure within such 30 days and Tenant is diligently pursuing a cure; or

d. If a writ of attachment or execution is levied on this Lease or on any of Tenant’s Property; or

e. If Tenant makes a general assignment for the benefit of creditors, or provides for an arrangement, composition, extension or adjustment with its creditors; or

f. If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within forty-five (45) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of forty-five (45) days; or

g. If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property; or

h. If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in subparagraphs d through g above.

27.2. Remedies. In the event of Tenant’s default hereunder, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:

a. Terminate this Lease and Tenant’s right to possession of the Premises and reenter the Premises and take possession thereof, and Tenant shall have no further claim to the Premises or under this Lease; or

b. Continue this Lease in effect, reenter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or

c. Reenter the Premises under the provisions of subparagraph b, and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.

If Landlord reenters the Premises under the provisions of subparagraphs b or c above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter occurring, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

Should Landlord elect to terminate this Lease under the provisions of subparagraph a or c above, Landlord may recover as damages from Tenant the following:

1. Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

2. Rent Prior to Award. The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

3. Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided; plus

4. Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations, and (d) reletting the Premises, including broker’s commissions.

“The worth at the time of the award” as used in subparagraphs 1 and 2, is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth at the time of the award” as used in subparagraph 3 above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).

The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver.

27.3. Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease within ten (10) days after receipt of written notice from Tenant specifying such default, or if such default cannot reasonably be cured within ten (10) days (or 24 hours in the case of an emergency), if Landlord fails to commence to cure within that ten (10) day period, then Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal, or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. If, after notice to Landlord of default, Landlord (or any first mortgagee or first deed of trust beneficiary of Landlord) fails to cure the default as provided herein, then Tenant shall have the right to cure that default at Landlord’s expense. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except as otherwise specifically provided herein.

28. BROKERAGE FEES

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Broker(s) listed in Article 2.c. of this Lease. Tenant shall indemnify and hold Landlord harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of Tenant.

29. NOTICES

All notices, approvals and demands permitted or required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and to the Building manager, and (b) if to Tenant, to Tenant’s Mailing Address; ~~provided, however, notices to Tenant shall be deemed duly served or given if delivered or mailed to~~

~~Tenant at the Premises.~~ Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices.

30. GOVERNMENT ENERGY OR UTILITY CONTROLS

In the event of imposition of federal, state or local government controls, rules, regulations or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation by Landlord and Tenant of any such controls, the interpretation of Landlord shall prevail, and Landlord shall have the right to enforce compliance therewith, including the right of entry into the Premises to effect compliance.

~~31. RELOCATION OF PREMISES~~

~~Landlord shall have the right to relocate the Premises to another part of the Building in accordance with the following:~~

~~a. The new premises shall be substantially the same in size, dimensions, configuration, decor and nature as the Premises described in this Lease, and if the relocation occurs after the Commencement Date, shall be placed in that condition by Landlord at its cost.~~

~~b. Landlord shall give Tenant at lease thirty (30) days written notice of Landlord’s intention to relocate the Premises.~~

~~c. As nearly as practicable, the physical relocation of the Premises shall take place on a weekend and shall be completed before the following Monday. If the physical relocation has not been completed in that time, Base Rent shall abate in full from the time the physical relocation commences to the time it is completed. Upon completion of such relocation, the new premises shall become the “Premises” under this Lease.~~

~~d. All reasonable costs incurred by Tenant as a result of the relocation shall be paid by Landlord.~~

~~e. If the new premises are smaller than the Premises as it existed before the relocation, Base Rent shall be reduced proportionately.~~

~~f. The parties hereto shall immediately execute an amendment to this Lease setting forth the relocation of the Premises and the reduction of Base Rent, if any.~~

32. QUIET ENJOYMENT

Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease or other agreement to which this Lease may be subordinate.

33. OBSERVANCE OF LAW

Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule under Tenant’s control or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the ~~condition~~ manner of, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s Improvements or acts. The non applicable judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant.

34. FORCE MAJEURE.

Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Article 34 shall excuse or delay Tenant’s obligation to pay Rent or other charges under this lease.

35. CURING TENANT’S DEFAULTS.

If Tenant defaults, after the expiration of all grace periods, in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) without waiving such default, and with an additional five (5) days’ notice, perform the same for the account at the expense of Tenant, (unless Tenant shall have theretofore commenced a cure). Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the prime commercial rate then being charged by Bank of America NT & SA plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum rate then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result of performing any such work.

36. SIGN CONTROL.

Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord, not to be unreasonably withheld. Landlord shall have the right to remove any signs or other matter, installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as additional rent hereunder, payable within ten (10) days of written demand by Landlord. Landlord approves the following signs: (i) “Cendant” sign located on North building facing freeway; and (ii) Coldwell Banker sign on South side of South building.

37. MISCELLANEOUS.

a. Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

b. Addenda. If any provision contained in an addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.

c. Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding.

d. Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Article and Section numbers refer to Articles and Sections in this Lease.

e. Changes Requested by Lender. Neither Landlord or Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease or otherwise diminish any rights or increase any obligations of the party from whom consent to such change or amendment is requested.

f. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

g. Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any right to such consent, etc.

h. Corporate Authority. If Tenant is a corporation, each individual signing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall at Landlord’s request, deliver a certified copy of a resolution of its board of directors authorizing such execution.

i. Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

j. Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or project. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

k. Furnishing of Financial Statements; Tenant’s Representation. In order to induce Landlord to enter into this Lease Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request, with financial statements reflecting Tenant’s current financial condition. If Tenant is a reporting company under the Securities and Exchange Act of 1934, as amended, the foregoing request will be satisfied by the delivery of Tenant’s annual report filed with the Securities and Exchange Commission.

l. Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

m. Mortgage Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.

n. Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

o. Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

p. Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

q. Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

r. Time of the Essence. Time is of the essence of this Lease.

s. Waiver. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver of such default.

t. Terminology. For purposes of this Lease the term “Landlord” shall be interchangeable with “Lessor” and the term “Tenant” shall be interchangeable with “Lessee”.

The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular Rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

Landlord shall make available to Tenant sufficient space on the roof of the Building for one or more satellite and/or radio antennae and/or other telecommunication equipment and/or rooftop supplementary HVAC units (collectively “Rooftop Equipment”) and access to the roof for purposes of construction, maintenance, repair, operation and use of such Rooftop Equipment, as well as reasonable space in the Building to run electric, telephone and telecommunications conduits from the Rooftop Equipment to the Premises. Said Rooftop

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Equipment will not be visible from the street or negatively affect the appearance of the Building. Tenant will inform Landlord prior to installation of any rooftop devices and obtain approval of the installation method, such approval not to be unreasonably withheld.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

The Parties hereto have executed this Lease as of the dates set forth below.

Date: August 25, 2003	Date: 8/29/03
Landlord: MV Plaza, Inc, a California Corporation	Tenant: Cendant Corporation, a Delaware Corporation

By:	/s/ Andrei Olenicoff	By:	/s/ Illegible
Name: Andrei Olenicoff		Name:
Title: Vice President, Asset Management		Title:

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ADDENDUM “A”

BY AND BETWEEN:	MV PLAZA, INC., CALIFORNIA CORPORATION
AS LANDLORD; AND:	CENDANT CORPORATION, A DELAWARE CORPORATION
AS TENANT
TO LEASE DATED:

1.	Options to Renew

(a)	Provided that Tenant is not in material default of this Lease at the time of the exercise of the Extension Option (as defined below) or at the expiration of the initial term of this Lease, the Tenant shall have three (3) options to renew and extend this Lease (the “Extension Option”) for one term each of five (5) years (the “Renewal Term”), upon written notice to the Landlord delivered not less than twelve (12) months before the expiration of the initial Lease Term. Upon the delivery of such notice by Tenant and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any further instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the Extension Option. The Renewal Term shall commence upon the expiration of the initial term of this Lease, shall expire upon the anniversary of such date five (5) years thereafter, and be upon the same terms, covenants and conditions as provided in this Lease for the initial Lease Term, except that (1) the Base Rent shall be ninety-five percent (95%) of the then prevailing fair market rental rate as of the commencement of the Renewal Term and (2) the Base Year shall be the calendar year in which the particular Renewal Term commences. The determination of Fair Market Value shall factor in all market inducements given to a non-renewal tenant for comparable space in comparable buildings in Mission Viejo, calculated as of the expiration date of the Lease and the basis of a new five year letting of the Premises, including, but not limited to, free rent, tenant improvements, expense stops, moving allowances, brokerage commissions, work allowances, etc.

(b)	Rent. The prevailing fair market rental rate shall be ninety-five percent (95%) of the then going rate for comparable space in comparable buildings in Mission Viejo. Landlord shall notify Tenant of Landlord’s good faith determination of prevailing fair market rental no later than one (1) month after Tenant’s exercise of the Extension Option. No later than one (1) month after Landlord notifies Tenant of the prevailing fair market rental, Tenant shall notify Landlord whether Tenant accepts Landlord’s determination. If Tenant does not agree, Tenant and Landlord shall proceed pursuant to paragraph (c) below.

(c)	Objection to Landlord’s Determination. In the event Tenant timely objects to the fair market rental rate submitted by Landlord, Landlord and Tenant shall attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days following Tenant’s notice that Tenant does not accept landlord’s determination of the prevailing fair market rental rate, then each party shall submit a new determination of prevailing fair market rental rate to appraisal in accordance with (d) below.

(d)	Appraisal. Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Mission Viejo area. The determination of the appraisers shall be limited to solely the issue of whether Landlord’s or Tenant’s submitted fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements of this Section 1(a). Such decision shall be based upon the projected prevailing fair market rental rate as of the commencement date of the Renewal Term. Each such appraiser shall be appointed within the fifteen (15) day period after Tenant’s notice that Tenant dogs not accept Landlord’s determination.

ADDENDUM “A”

(i) The two (2) appraisers so appointed shall within fifteen (15) days of the date of appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

(ii) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted fair market rental rate, and shall notify Landlord and Tenant thereof.

(iii) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Paragraph (d) hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

(iv) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted fair market rental rate).

(v) The cost of the appraisal (or arbitration if required pursuant to Paragraph (d) (iv) shall be paid by the party whose submitted fair market rental rate is not accepted.

(vi) It is further agreed that no brokerage commission will be due on any renewal of this Lease. Should either party wish to engage a broker to assist with this transaction, said party will pay the cost of the broker.

2.	EXTERIOR STORAGE

Tenant shall neither store, nor permit to be stored any goods, machinery, merchandise, equipment, or any other items whatsoever in the parking lot or any other common area adjacent to the Building(s) or the Premises. Tenant may only place or store items wholly within its leased Premises.

3.	TELEMARKETING LIMITATION

If Tenant uses any portion of the Premises for telemarketing operations, Tenant understands and agrees its total number of employees shall not materially adversely impact the Project parking, or usage of the common areas, or exceed that which would be reasonably expected for normal general office use in a facility of this size, and that non-compliance of these issues shall constitute a material breach of this Lease.

4.	START DATE AMENDMENT

Upon establishing a fixed Commencement and Expiration Date for this Lease, an amendment shall be created defining said dates which will be attached hereto and will become hereof a part of the terms and conditions of this Lease.

5.	FIRST RIGHT OF REFUSAL

If during the Term of this Lease, Landlord shall desire to lease additional space in the project (hereinafter called the “Offered Space”), Landlord shall submit to Tenant a Notice (hereinafter called the “Notice”) stating that Landlord is marketing the space under certain terms and conditions (the “Offer”) therefore, and offering to Tenant the right to lease the Offered Space on the identical terms as are contained therein. Within fifteen (15) days after the giving of the Notice (hereinafter called the “Offer Acceptance Period”), Tenant shall elect by giving notice to Landlord either to (i) lease the Offered Space on terms and conditions set forth in the Offer or (ii) waive its Right of First Refusal, subject to reinstatement only as provided below. If Tenant shall fail to respond within the Offer Acceptance Period, Tenant shall be deemed to have rejected the Offer. If Tenant declines to accept the Offer, or fails to deliver notice of acceptance of the Offer on or before the expiration of the Offer Acceptance Period, Landlord may proceed to lease the Offered Space to a third party tenant upon the terms and conditions set forth in the Offer. If Landlord is unable to consummate a lease of the Offered Space to a third party tenant on the terms and provisions of the Offer within sixty (60) days following the date on which Tenant declined the Offer, then Tenant’s Right of First Refusal shall be reinstated. If Tenant shall have elected to lease the Offered Space pursuant to the Right of First Refusal, Landlord and Tenant shall promptly proceed in good faith to enter into an amendment to lease for the Offered Space on terms and conditions consistent with the Offer and reasonably satisfactory to the parties. Landlord’s obligations as set forth in this Section shall continue as long as there exists vacant space in the Building.

ADDENDUM “B”

BY AND BETWEEN:	MV PLAZA, INC.. CALIFORNIA CORPORATION

AS LESSOR; AND: AS LESSEE	Cendant Corporation, a Delaware Corporation

TO LEASE DATED:	July 3, 2003

1.	No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without the written consent of Lessor not to be unreasonably withheld and subject to lease signage criteria. Lessor shall have the right to remove and destroy any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Lessee.

All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Lessee by a person approved by the Lessor.

Lessee shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises; provided, however, that the Lessor may furnish and install a Building standard window covering at all exterior windows. Lessee shall not without prior written consent of Lessor cause or otherwise install sunscreen on any window.

2.	The sidewalks, halls, passages, exits, entrances, elevators and stairways, driveways, and parking areas shall not be obstructed by lessees or used by them for any purpose other than for ingress and egress from their respective premises.

3.	Lessee shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises, without prior written consent of Lessor and subsequent delivery of a duplicate key to Lessor.

4.	The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the lessee who, or whose employees or invitees shall have caused it.

5.	Lessee shall not overload the floor of the Premises or in any way deface the Premises or any part thereof.

6.	Lessee shall not use, keep or permit to be used or kept any foul or noxious gas or substances in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Lessor or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other lessees or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building

7.	No cooking except for normal employee meal preparation shall be done or permitted by any Lessee on the Premises, nor shall the Premises be used for washing clothes, for lodging, or for any improper, objectionable or immoral purpose.

8.	Lessee shall not keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied or approved in writing by the Lessor.

9.	Lessor will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of the Lessor. The locations of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Lessor.

10.	Lessor reserves the right to exclude or expel from the Building any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

11.	Lessee shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

12.	Without the written consent of Lessor, Lessee shall not use the name of the building in connection with or in promoting or advertising the business of Lessee except as Lessee’s address.

13.	Lessor shall have the right to control and operate the public portions of the Building, and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the lessees, in such manner as it deems best for the benefit of the Lessees generally.

14.

All garbage and refuse shall be placed by Lessee in the containers at the location prepared by Lessor for refuse collection, in the manner and at the times and places specified by Lessor. Lessee shall not burn any trash or garbage of any kind in or about the Leased Premises or the Business Park. All cardboard boxes must be “broken down” prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets may not be disposed of in the trash bins or enclosures. It is the Lessee’s responsibility to dispose of pallets by alternative means.

Should any garbage or refuse not be deposited in the manner specified by Lessor, Lessor may after three (3) hours verbal notice to Lessee, take whatever action necessary to correct the infraction at Lessee’s expense.

15.	~~No aerial antenna shall be erected on the roof or exterior walls of the Leased Premises, or on the grounds, without in each instance, the written consent of Lessor first being obtained. Any aerial or antennae so installed without such written consent shall be subject to removal by Lessor at any time without notice.~~

16.	No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Leased Premises or in neighboring space without the prior written consent of Lessor.

17.	The outside areas immediately adjoining the Leased Premises shall be kept clean and free from dirt and rubbish by the Lessee, to the satisfaction of the Lessor, and Lessee shall not place or permit any obstruction or materials in such areas. No exterior storage shall be allowed.

18.	Lessee shall use at Lessee’s cost such pest extermination contractors as Lessor may direct and at such intervals as Lessor may require.

ADDENDUM “C”

BY AND BETWEEN:	MV PLAZA, INC., CALIFORNIA CORPORATION

AS LANDLORD; AND:	Cendant Corporation, a Delaware Corporation

AS TENANT

TO LEASE DATED:	July 3, 2003

ANNUAL RENT ADJUSTMENT

It is intended that the rent will escalate by $0.05 per square foot per month annually.

Beginning on the 1st day of the 13th month through the last day of the 24th month, the Base Monthly Rent shall be $206,615.20*, excluding operating expense increases, if any.

Beginning on the 1st day of the 25th month through the last day of the 36th month, the Base Monthly Rent shall be $211,311.00*, excluding operating expense increases, if any.

Beginning on the 1st day of the 37th month through the last day of the 48th month, the Base Monthly Rent shall be $216,006.80*, excluding operating expense increases, if any.

Beginning on the 1st day of the 49th month through the last day of the 60th month, the Base Monthly Rent shall be $220,702.60*, excluding operating expense increases, if any.

Beginning on the 1st day of the 61th month through the last day of the 72th month, the Base Monthly Rent shall be $225,398.40*, excluding operating expense increases, if any.

Beginning on the 1st day of the 73th month through the last day of the 84th month, the Base Monthly Rent shall be $230,094.20*, excluding operating expense increases, if any.

Beginning on the 1st day of the 85th month through the last day of the 96th month, the Base Monthly Rent shall be $234,790.00*, excluding operating expense increases, if any.

Beginning on the 1st day of the 97th month through the last day of the 108th month, the Base Monthly Rent shall be $239,485.80*, excluding operating expense increases, if any.

Beginning on the 1st day of the 109th month through the last day of the 120th month, the Base Monthly Rent shall be $244,181.60*, excluding operating expense increases, if any.

*Note: Rent in years 2-10 is subject to adjustment based on actual operating expenses incurred in year 1 in excess of the budget pursuant to Section 2(b) of the Lease.